Exhibit 10.2

EXECUTION COPY

SHAREHOLDERS AGREEMENT

among

GAIAM, INC.,

JIRKA RYSAVY,

REVOLUTION LIVING LLC

and

STEPHEN M. CASE

Dated as of August 4, 2005

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS; RULES OF CONSTRUCTION

1.1	Definitions
1.2	Rules of Construction

ARTICLE II	GOVERNANCE RIGHTS WITH RESPECT TO GAIAM

2.1	Election of Gaiam Board Members.
2.2	Board Meetings
2.3	Expenses
2.4	Committees
2.5	Shareholder Commitments

ARTICLE III	BOARD OF DIRECTORS OF WISDOM

3.1	Rights to Select Wisdom Board Members.

ARTICLE IV	TRANSFERS OF COMMON STOCK OF GAIAM

4.1	Standstill With Respect to Gaiam
4.2	Restrictions on Transfers of Securities of Gaiam
4.3	Rights To Subscribe For Securities
4.4	Revolution Living Option

ARTICLE V	ADDITIONAL AGREEMENTS

5.1	Inconsistent Agreements
5.2	Affirmative Covenants
5.3	Sale of Gaiam
5.4	Buy/Sell
5.5	Representations and Warranties of Rysavy and Case
5.6	Nondisparagement

ARTICLE VI	REGISTRATION RIGHTS

6.1	Required Registration
6.2	Piggyback Registration
6.3	Registrations on Form S-3
6.4	Preparation and Filing
6.5	Expenses
6.6	Indemnification
6.7	Underwriting Agreement
6.8	Suspension
6.9	Information by Holder
6.10	Exchange Act Compliance
6.11	No Conflict of Rights

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6.12	Transfer of Registration Rights
6.13	Termination

ARTICLE VII	MISCELLANEOUS

7.1	Amendment
7.2	Waivers; Extensions
7.3	Termination
7.4	Severability
7.5	Entire Agreement
7.6	Independence of Agreements, Covenants, Representations and Warranties
7.7	Successors and Assigns
7.8	Counterparts; Facsimile Signatures
7.9	Remedies
7.10	Notices
7.11	Governing Law; Waiver of Jury Trial.
7.12	Further Assurances
7.13	Conflicting Agreements
7.14	No Third Party Reliance

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This SHAREHOLDERS AGREEMENT is made as of August 4, 2005 among GAIAM, INC., a Colorado corporation (“Gaiam”), JIRKA RYSAVY, an individual (“Rysavy”), REVOLUTION LIVING LLC, a Delaware limited liability company (the “Revolution Living”) and STEPHEN M. CASE, an individual (“Case”).  Gaiam, Rysavy, Revolution Living and Case are collectively referred to as the “Parties.”

WHEREAS, Gaiam desires to issue and sell to Revolution Living, and Revolution Living desires to purchase from Gaiam, shares of Gaiam’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), in such amounts, on such dates and otherwise on the terms and subject to the conditions set forth in a Transaction Agreement dated as of the date hereof (the “Transaction Agreement”) between Gaiam, Revolution Living and Life Balance Media Holdings LLC, a Delaware limited liability company (“Wisdom”);

WHEREAS, Wisdom desires to sell to Gaiam, and Gaiam desires to purchase from Wisdom units of a newly created class of preferred interests of Wisdom, in such amounts, on such dates and otherwise on the terms and subject to the conditions set forth in the Transaction Agreement and the Wisdom LLC Agreement (as defined in the Transaction Agreement); and

WHEREAS, as a condition of entering into the Transaction Agreement, Revolution Living, Case, Gaiam and Rysavy have agreed to certain provisions relating to the Class A Common Stock and certain other matters.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION

1.1          Definitions.

The following capitalized terms used in this Agreement have the meanings ascribed to them below:

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person.  Any relative or spouse (including any partner with whom such person resides on a permanent basis) of the specified Person, any relative of such spouse, any spouse of any such relative or any other Person who, directly or indirectly, is under common ownership or control with, or is owned or controlled by such spouse or relative shall be considered an Affiliate of such Person.  As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  As used in this definition, the term “relative” means any former or current spouse, parent, grandparent, great-grandparent, great-great-grandparent, child, grandchild, great-grandchild, great-great-grandchild, sibling, first uncle, first aunt or first cousin (in each case, whether natural or adoptive).  The parties agree that the term “Affiliate” as used with respect to Case and Revolution Living does not include (i) Time Warner Inc., (ii) any Affiliates of Time Warner Inc. or (iii) any member or investor in any Affiliate of Revolution Living; provided that, absent such relationship as a member or investor in any Affiliates of Revolution Living, such member or investor is not an Affiliate of Case or Revolution Living.

“Agreement” means this Agreement together with all schedules and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof.

“Applicable Tag Percentage” has the meaning given it in Section 4.2(d)(ii).

“Approved Sale” has the meaning given to it in Section 5.3.

“Bylaws” means the Bylaws of Gaiam, as amended, modified, supplemented or restated and in effect from time to time.

“Buy/Sell Notice” has the meaning given to it in Section 5.4(a).

“Buy/Sell Price” has the meaning given to it in Section 5.4(a).

“Case” has the meaning given in the Preamble.

“Class A Common Stock” has the meaning given it in the Recitals.

“Class B Common Stock” means Gaiam’s Class B Common Stock, par value $0.0001 per share.

“Common Stock” means the Class A Common Stock and the Class B Common Stock.

“Common Stock Equivalents” means all shares of Common Stock outstanding and all shares of Common Stock issuable (without regard to any present restrictions on such issuance) upon the conversion, exchange or exercise of all Securities of Gaiam that are convertible, exchangeable or exercisable for Common Stock.

“Company Notice” has the meaning given to it in Section 4.3(a).

“Document(s)” means, individually or collectively, this Agreement, the Transaction Agreement, the Cooperation Agreement (as defined in the Transaction Agreement), the Wisdom LLC Agreement (as defined in the Transaction Agreement) and all other documents executed in connection with the transactions contemplated by this Agreement.

“Equity Incentive Plan” means Gaiam’s 1999 Long-Term Incentive Plan and Gaiam’s Employee Stock Purchase Plan, each as amended from time to time.

“Fully-Diluted Capital Stock” means, as of any date, without duplication, (i) the total number of shares of Common Stock outstanding on such date, plus (ii) the total number of outstanding options, warrants and other equity-linked securities that are exercisable into Common Stock on or after such date, plus (iii) the total number of shares of Common Stock reserved for issuance pursuant to obligations of Gaiam to issue shares of Common Stock, other than pursuant to obligations of Gaiam to issue shares of Common Stock under the Transaction Agreement after such date.

 “GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, consistently applied.

“Gaiam” has the meaning given to it in the Preamble.

“Gaiam Appointees” has the meaning given to it in Section 3.1(a).

“Gaiam Board” means the board of directors of Gaiam.  To the extent any decision or other action in connection with this Agreement is taken by the Gaiam Board and such decision or action relates solely to a decision or other action in which Revolution Living or any of its Affiliates has any interest (other than indirectly through its or their ownership of Common Stock of Gaiam), then such decision or other action shall be made or taken by directors of Gaiam who are not nominees of, or otherwise affiliated or associated with, Revolution Living.  To the extent any decision or other action in connection with this Agreement is taken by the Gaiam Board and such decision or action relates solely to a decision or other action in which Rysavy or any of its Affiliates has any interest (other than indirectly through his or their ownership of Common Stock of Gaiam), then such decision or other action shall be made or taken by directors of Gaiam who are not nominees of, or otherwise affiliated or associated with, Rysavy.

“Governmental Authority” means any domestic or foreign government or political subdivision thereof, whether on a Federal, state or local level and whether executive, legislative or judicial in nature, including any agency, authority, board, bureau, commission, court, department or other instrumentality thereof.

“Holder Securities” has the meaning given to it in Section 4.2(a).

“Information” has the meaning given to it in Section 6.4(a)(ix).

“Inspectors” has the meaning given to it in Section 6.4(a)(ix).

“Lien” means any security interest, pledge, lien, claim, proxy, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sale or title retention agreement (including any lease in the nature thereof), charge, encumbrance, easement, reservation, restriction, cloud, right of first refusal or first offer, option, commitment or other similar arrangement or interest in real or personal property, whether oral or written.

“Material Transaction” means any material transaction in which Gaiam or any of its Subsidiaries proposes to engage or is engaged, including a purchase or sale of assets or securities, financing, merger, consolidation, tender offer or any other transaction that would require disclosure pursuant to the Exchange Act, and with respect to which the Gaiam Board has determined in good faith that compliance with this Agreement may reasonably be expected to either materially interfere with the Gaiam’s or such Subsidiary’s ability to consummate such transaction in a timely fashion or require Gaiam to disclose material, non-public information prior to such time as it would otherwise be required to be disclosed.

“NASD” has the meaning given to it in Section 6.4(a)(xiv).

“NMS” has the meaning given to it in Section 6.4(a)(xiv).

“Offered Securities” has the meaning given to it in Section 4.3(a).

“Option” has the meaning given to it in Section 4.4(a).

“Orders” means judgments, writs, decrees, injunctions, orders, compliance agreements or settlement agreements of or with any Governmental Authority or arbitrator.

“Other Shares” means at any time those shares of Common Stock that do not constitute Primary Shares or Registrable Shares.

“Permits” means licenses, certificates and permits from Governmental Authorities.

“Permitted Transferee” means (i) with respect to Rysavy:  any Affiliate of Rysavy, Revolution Living and any Affiliate of Revolution Living, (ii) with respect to Revolution Living:   Case and any Affiliate of Revolution Living and (iii) with respect to Rysavy, Revolution Living and any of their Affiliates:  any financial institution to which a Party has pledged his or its Holder Securities as security and collateral (including if the financial institution exercises its rights under the pledge agreement to obtain the Holder Securities); provided that (x) with respect to Rysavy and his Permitted Transferees, any such Person acquiring Class B Common Stock is entitled to hold Class B Common Stock following the transfer in accordance with the Restated Articles as in effect as of the date hereof (i.e., the Class B Common Stock would not convert into Class A Common Stock), and (y) in each such case other than a Permitted Transferee under clause (iii), such Person complies with Section 7.7(b).  For the avoidance of doubt, no Person who is a Permitted Transferee under clause (iii) above shall be obligated to be bound by this Agreement or any other Document and any such Permitted Transferee shall, if such Person becomes a shareholder of Gaiam, hold all shares Transferred to such Person as a Permitted Transferee hereunder free and clear of any restrictions under this Agreement, except for restrictions arising under the securities laws.

“Person” will be construed in the broadest sense and will include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, and any other entity, including a Governmental Authority.

“Potential Transaction” has the meaning given to it in Section 4.4(c).

“Preemptive Offer Acceptance Notice” has the meaning given to it in Section 4.3(b).

“Preemptive Offer Period” has the meaning given to it in Section 4.3(b).

“Primary Shares” means, at any time, the authorized but unissued shares of Common Stock or Common Stock held by Gaiam in its treasury.

“Proposed New Investor” has the meaning given to it in Section 4.3(a).

“Prospectus” means the prospectus included in a Registration Statement, including any prospectus subject to completion, and any such prospectus as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Shares and, in each case, by all other amendments and supplements to such prospectus, including post-effective amendments, and in each case including all material incorporated by reference therein.

“Proxy Shares” has the meaning given to it in Section 2.5(b)(i).

“Public Offering” means the closing of a public offering of Class A Common Stock solely for cash pursuant to a Registration Statement declared effective under the Securities Act, except that a Public Offering shall not include an offering of securities to be issued as consideration in connection with a business acquisition pursuant to Rule 145 of the Securities Act,  an offering of securities issuable pursuant to an Equity Incentive Plan, a registration in which the only stock being registered is Class A Common Stock issuable upon conversion of preferred stock or debt securities which are also being registered or any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities hereunder.

“Public Sale” means any sale, occurring simultaneously with or after a Public Offering, of Securities to the public pursuant to an offering registered under the Securities Act or to the public through a broker, dealer or market maker (pursuant to the provisions of Rule 144 or otherwise).

“Records” has the meaning given to it in Section 6.4(a)(ix).

“Redemption Agreement” has the meaning given to it in Section 4.4(d).

“Registrable Shares” means, at any time, (a) Class A Common Stock held, or hereafter acquired, by Revolution Living and its permitted assigns and (b) any Class A Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities.  Notwithstanding the foregoing, Registrable Shares shall not include any Securities sold by a Person to the public pursuant to a Registration Statement which has been declared effective or Rule 144, or sold in a private transaction in which the Transferor’s rights under Article VI of this Agreement are not assigned, in each case where the restrictive legends and transfer restrictions with respect to Class A Common Stock are removed and the Class A Common Stock in the hands of the purchaser is freely transferable without any restriction or registration under the Securities Act in any public or private transaction.

“Registration Statement” means any registration statement of Gaiam which covers any of the Registrable Shares, and all amendments and supplements to any such Registration Statement,

including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

“Remaining Securities” has the meaning given to it in Section 4.3(c).

“Representative” of a Person shall be construed broadly and shall include such Person’s partners, officers, directors, employees, agents, counsel, accountants and other representatives.

“Restated Articles” means the Amended and Restated Articles of Incorporation of Gaiam, Inc., as amended and in effect at the time of determination, including any certificates of designations filed with the Secretary of State of the State of Colorado pursuant to the terms thereof.

“Restricted Holder” has the meaning given to it in Section 4.1.

“Revolution Living” has the meaning given to it in the Preamble.

“Revolution Living Director” has the meaning given to it in Section 2.1(b).

“Revolution Living’s Counsel” has the meaning given to it in Section 6.4(a)(ii).

“Rule 144” means Rule 144 (including Rule 144(k) and all other subdivisions thereof) promulgated by the Commission under the Securities Act, as such rule may be amended from time to time, or any similar or successor rule then in force.

“Rysavy” has the meaning given in the Preamble.

“Sale of the Company” means (i) any sale of all or substantially all of the assets of Gaiam and its Subsidiaries taken as a whole or (ii) any plan of reorganization, recapitalization, merger or consolidation involving Gaiam, except for a reorganization, recapitalization, merger or consolidation where the holders of the combined voting power and economics represented by the Common Stock immediately prior to such reorganization, recapitalization, merger or consolidation own directly or indirectly at least 50% of the combined voting power and economics of the outstanding voting securities of the company resulting from such reorganization, recapitalization, merger or consolidation.

“Section 2.1 Notice” has the meaning given to it in Section 2.1(d).

“Securities” means, with respect to any Person, such Person’s “securities” as defined in Section 2(1) of the Securities Act and includes such Person’s capital stock or other equity interests or any options, warrants or other securities or rights that are directly or indirectly convertible into, or exercisable or exchangeable for, such Person’s capital stock or other equity interests.

“Standstill Period” has the meaning given to it in Section 4.1.

“Stock” means the Common Stock and any and all other capital stock or other equity Securities (including, without limitation, derivative Securities therefor) of Gaiam.

“Subsidiary” means, at any time, with respect to any Person (the “Subject Person”), any Person of which either (x) more than 50% of the Securities entitled to vote in the election of directors or comparable Persons performing similar functions (excluding Securities entitled to vote only upon the failure to pay dividends thereon or other contingencies) or (y) more than a 50% interest in the profits or capital of such Person, are at the time owned or controlled directly or indirectly by the Subject Person or through one or more Subsidiaries of the Subject Person.

“Suspension Period” has the meaning given to it in Section 6.8.

“Swap Transaction” means, with respect to Holder Securities or other securities, any swap, participation or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership thereof.

“Tag-Along Right” has the meaning given to it in Section 4.2(d)(ii).

“Tag-Along Sale” has the meaning given to it in Section 4.2(d)(i).

“Transaction Agreement” has the meaning given to it in the Recitals.

“Transfer” of Securities shall be construed broadly and shall include any issuance, sale, assignment, transfer, participation, gift, bequest, distribution, or other disposition thereof, or any pledge or hypothecation thereof, placement of a Lien thereon or grant of a security interest therein or other encumbrance thereon, in each case whether voluntary or involuntary or by operation of law or otherwise.

“Transferor” means a Person engaging in a Transfer of Securities, and “Transferee” means a Person acquiring Securities through a Transfer.

“Transfer Consent” has the meaning given to it in Section 4.2(a).

“Transfer Notice” has the meaning given to it in Section 4.2(d)(i).

“Trigger Date” has the meaning given to it in Section 5.4.

“Wisdom” has the meaning given to it in the Recitals.

“Wisdom Board” means the board of directors of Wisdom.

1.2          Rules of Construction.

The term this “Agreement” means this agreement together with all schedules and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof.  The use in this Agreement of the term “including” means “including, without limitation.”  The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole, including the schedules and exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement.  All references to sections, schedules and exhibits mean the sections of this Agreement and the schedules and exhibits attached to this Agreement, except where otherwise stated.  The title of and the headings of the sections and paragraphs in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement.  The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require or permit.  Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.  The language used in this Agreement has been chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.  Unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date, provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date.  For example, one month following February 18 is March 18, and one month following March 31 is May 1.

ARTICLE II

GOVERNANCE RIGHTS WITH RESPECT TO GAIAM

2.1          Election of Gaiam Board Members.

(a)           Size of Board.  On the date of the Closing (as such term is defined in the Transaction Agreement), the number of directors constituting the Gaiam Board, as fixed from time to time by the Gaiam Board in accordance with the Bylaws, shall have been increased from seven (7) to nine (9), an increase of two directors.  Thereafter, the size of the Gaiam Board will be increased or decreased only in a manner consistent with the terms of this Agreement.

(b)           Directors from and after Closing.  As soon as practicable after Revolution Living notifies Gaiam of its designees as provided below, the Gaiam Board will fill the vacancy created by increasing the size of the board to nine (9) with (i) an individual designated by Revolution Living (a “Revolution Living Director”), who shall not be an officer, director or employee of Revolution Living and (ii) an independent director designated after consultation with Revolution Living.  Revolution Living shall consult with Rysavy in advance of making the appointment of the Revolution Living Director.  From and after the Closing, at each annual meeting of the holders of any class of Stock, and at each special meeting of the holders of any class of Stock called for the purpose of electing directors of Gaiam, and at any time at which holders of any class of Stock shall have the right to, or shall, vote for or consent in writing to the election of directors of Gaiam, then, and in each such event, Rysavy shall vote all of the shares of Stock owned by him and his Affiliates for, or consent in writing with respect to such shares in favor of, the election of the Revolution Living Director to serve as a director to the Gaiam Board.  Gaiam shall nominate for election to the Gaiam Board as the Revolution Living Director, or for the filling of any vacancies on the Gaiam Board created by such nominees, the person designated by Revolution Living pursuant to this Section 2.1(b).  The initial Revolution Living Director shall be designated by Revolution Living within 60 days of the Closing.

(c)           Directors from and after Exercise of the Option.  On the date of the exercise of the Option, if it occurs, Gaiam will cause two members of the Gaiam Board (who shall not be the incumbent Revolution Living Director) to resign and will cause the remaining members of the Gaiam Board to appoint two additional individuals designated by Revolution Living to fill the two remaining vacancies, such that there will be three Revolution Living Directors of the nine directors on the Gaiam Board.  From and after the exercise of the Option, at each annual meeting of the holders of any class of Stock, and at each special meeting of the holders of any class of Stock called for the purpose of electing directors of Gaiam, and at any time at which holders of any class of Stock shall have the right to, or shall, vote for or consent in writing to the election of directors of Gaiam, then, and in each such event, Rysavy shall vote all of the shares of Stock owned by him or his Affiliates (other than shares covered by an irrevocable proxy created pursuant to this Agreement), or consent in writing with respect to such shares in favor of, the election of the three Revolution Living Directors to serve as directors to the Gaiam Board.  Gaiam agrees to nominate for election to the Gaiam Board as the Revolution Living Directors, or for the filling of any vacancies on the Gaiam Board created by such nominees, the persons designated by Revolution Living pursuant to this Section 2.1(c).  Revolution Living shall have the right pursuant to this Section 2.1(c) to designate three directors, one of whom shall initially be Case.  Rysavy shall have the right pursuant to this Section 2.1(c) to designate three directors, one of whom shall be Rysavy, who will also serve as Chairman of the Board.  From and after the exercise of the Option, at each annual meeting of the holders of any class of Stock, and at each special meeting of the holders of any class of Stock called for the purpose of electing directors of Gaiam, and at any time at which holders of any class of Stock shall have the right to, or shall, vote for or consent in writing to the election of directors of Gaiam, then, and in each such event, Revolution Living shall vote all of the shares of Stock owned by it or its Affiliates (and any shares covered by an irrevocable proxy created pursuant to this Agreement), or consent in writing with respect to such shares in favor of, the election of the three directors designated by Rysavy to serve as directors to the Gaiam Board. In addition, Revolution Living shall cause the three Revolution Living Directors to vote in favor of Rysavy’s election as Chairman of the Gaiam Board and Rysavy’s election as chief executive officer of Gaiam.  The remaining three directors shall be independent directors nominated by the Gaiam Board in satisfaction of any applicable listing standards or other Applicable Law.  Revolution Living’s rights pursuant to this Section 2.1(c), but not its rights to designate a director under Section 2.1(b), shall terminate in the event that: (x) Revolution Living and its Affiliates beneficially own in the aggregate less than 20% of the Fully-Diluted Common Stock and (y) Revolution Living and its Affiliates beneficially own in the aggregate less than 80% of the Stock owned in the aggregate by Revolution Living and its Affiliates upon the exercise of the Option.

(d)           Notice of Proxy Mailing.  Gaiam shall give at least 30 days prior written notice of the date of the earliest estimated proposed mailing of proxy materials for election of directors of Gaiam.  Revolution Living shall, within 10 Business Days of receipt of such notice from Gaiam, give written notice (a “Section 2.1 Notice”) to Gaiam of the name of each individual that Revolution Living intends to nominate for election or reelection to the Gaiam Board and all information relating to each such individual that is required to be disclosed in any solicitation of proxies for election of directors, or as otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such individual’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).  At the request of the Gaiam Board, any individual so nominated for election as a director shall furnish to the Secretary of Gaiam that information required to be set forth in the Section 2.1 Notice.

(e)           Removal; Approval by Gaiam Board.  Subject to the next sentence, the Parties agree that they shall vote, and shall cause their respective Affiliates to vote, any shares of Stock over which they have voting authority, and take any other action reasonably requested by any other Party so that (i) any director whose removal is requested by the Party or Parties with the power to designate such director shall be removed and (ii) any vacancy created by the removal, resignation or death of a director shall be filled by a nominee of the Party or Parties having the right to fill such vacancy in accordance with the provisions of this Section 2.1.  Each of the Revolution Living Directors shall be removed only if requested by Revolution Living and each of the directors designated by Rysavy shall be removed only if requested by Rysavy.  Vacancies on the Gaiam Board shall be filled within 30 days of the date a replacement director is named by the Party with the right to fill such vacancy or immediately before the first action to be taken by the Gaiam Board after the date such replacement director is named.  Notwithstanding anything in this Agreement to the contrary, the appointment of any director designated by Revolution Living or Rysavy is conditioned upon such designee meeting qualifications typically set for directors of public companies and shall be subject to the consent of the Gaiam Board, not to be unreasonably withheld.

(f)            Term.  The directors to be elected pursuant to this Section 2.1 shall serve for terms extending from the date of their election and qualification until their successors shall have been elected and qualified in accordance with this Section 2.1.

(g)           Information Regarding Revolution Living Directors.  Revolution Living agrees to use reasonable efforts to cause each individual serving as a Revolution Living Director to provide Gaiam, on a timely basis, with any information relating to such individual that Gaiam may be required to disclose pursuant to Applicable Law, including without limitation those rules or regulations promulgated by the NASD and the NMS.

2.2          Board Meetings.

Gaiam shall convene meetings of the Gaiam Board at least four times each fiscal year at regular time intervals.  Gaiam may use video conferencing capabilities or teleconference facilities for meetings of the Gaiam Board and any committees thereof .

2.3          Expenses.

Gaiam shall pay or reimburse each of the Revolution Living Directors for the reasonable out-of-pocket expenses incurred by such Revolution Living Director in accordance with policies relating to payment or reimbursement of expenses applicable generally to members of the Gaiam Board, including, but not limited to, reasonable travel and related expenses.

2.4          Committees.

The Gaiam Board may, from time to time, establish and maintain certain committees.  To the extent allowed under Applicable Law and rules or regulations promulgated by the NASD and the NMS, the Gaiam Board shall, upon the request of the Revolution Living Directors, appoint at least one Revolution Living Director to serve on each committee formed by the Gaiam Board.

2.5          Shareholder Commitments.

(a)           Mutual Commitments.

Each of Rysavy and Revolution Living agree to take all actions reasonably requested by the other Party to cause Gaiam and the Gaiam Board to comply with its obligations under the Documents so as to give effect to the intent of the Parties, including all actions reasonably requested in their respective capacities as a shareholder of Gaiam and, subject to fiduciary duties, as a member of the Gaiam Board.  Such actions shall include, without limitation, calling meetings of the Gaiam Board or any committees thereof, calling meetings of the shareholders of Gaiam, proposing actions requested by the other Party to be taken at meetings of the Gaiam Board, committees of the Gaiam Board and/or shareholders of Gaiam, voting in favor of any such actions, removing directors designated by such Party on the Gaiam Board who do not vote in favor of any such actions and proposing and adopting amendments to the Restated Articles and Bylaws of Gaiam.

(b)           Irrevocable Proxy Upon the Exercise of the Option.

(i)    In furtherance of the agreements contained in this Agreement, effective from and after the exercise of the Option, Rysavy hereby irrevocably grants to, and appoints, the Chairman of Revolution Living, in such person’s capacity as an officer of Revolution Living, and any individual who shall hereafter succeed to such office of Revolution Living, Rysavy’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Rysavy, to vote a number the outstanding shares of Class B Common Stock such that Rysavy and Revolution Living shall each be able to vote the same number of shares of Stock, at any time and from time to time (such shares, the “Proxy Shares”), or grant a consent or approval in respect of the Proxy Shares, or execute and deliver a proxy to vote the Proxy Shares, in any matter on which shareholders of Gaiam may have a right to vote, grant a consent or approve and/or execute and deliver a proxy to vote shares, including without limitation the election of directors.  For the avoidance of doubt, the proxy granted by Rysavy pursuant to this Section 2.5(b)(i) is not limited to matters addressed in this Agreement, the Transaction Agreement or any other Document.

(ii)    Rysavy hereby affirms that the irrevocable proxy set forth in Section 2.5(b)(i) is given in connection with, and in consideration of, the execution of the Documents by Revolution Living.  Rysavy hereby further affirms that such irrevocable proxy is coupled with an interest and may under no circumstances be revoked, provided, however, that such irrevocable proxy shall terminate if Case ceases to control Revolution Living. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of the Colorado Business Corporation Act.

(iii)    Rysavy hereby authorizes and agrees to cause Gaiam to (x) identify, as of each applicable record date, the Proxy Shares which in the absolute discretion of Gaiam may be selected without regard as to whether Rysavy or one of his Affiliates owns such shares or when such shares were acquired, and (y) notify Gaiam’s transfer agent, inspector of elections, and other organizations, persons or officials involved in the administration or processing of proxies with respect to the subject vote, of the existence of the irrevocable proxy under Section 2.5(b)(i), the number of shares with respect to the subject election to which the irrevocable proxy under Section 2.5(b)(i) will apply, the identity of the Person owning such shares and the record owner of such Proxy Shares, and all such organizations, persons and officials are authorized and directed to rely on such notification.  Rysavy further agrees that he shall cause all of his Affiliates not to acquire any interest in the Stock constituting Proxy Shares or any security which represents a derivative interest therein unless prior to such acquisition Revolution Living and Gaiam is each notified of such intention to acquire and an irrevocable proxy in this form (mutatis mutandis) is executed and delivered to Gaiam and Revolution Living by such Affiliate.  Rysavy further agrees not to own, and to cause all of his Affiliates not to own, any Stock through a record owner other than Rysavy without complying with the requirements of this Section 2.5(b).  Rysavy agrees to fully cooperate with Gaiam and Revolution Living to give full effect to the intentions of this Section 2.5(b) by executing such documents and taking such actions as are reasonably requested by Gaiam and/or Revolution Living for such purpose.  Rysavy acknowledges that his obligations under this irrevocable proxy are material inducements to Revolution Living to perform its obligations under the Documents.

(iv)    If for any reason Revolution Living is denied the right to vote or deliver a written consent with respect to the Proxy Shares, because of Applicable Law or otherwise, then Rysavy and Gaiam shall delay the vote or written consent for a reasonable period of time so as to permit Rysavy the opportunity to vote or deliver a written consent with respect to the Proxy Shares in such manner as Revolution Living so directs Rysavy in writing to vote or deliver a written consent with respect to such shares and Rysavy hereby agrees to vote such shares in accordance with such instructions by Revolution Living, provided that Revolution Living delivers any such instructions promptly after becoming aware of any such vote or consent.  If for any reason (A) Revolution Living is denied the right to vote or deliver a written consent with respect to the Proxy Shares, because of Applicable Law or otherwise, and (B) Rysavy does not vote or deliver a written consent with respect to the Proxy Shares as directed by Revolution Living in accordance with this Section 2.5(b)(iv), then Rysavy and Gaiam hereby (x) agree to take all actions necessary to convert the Class B Common Stock into Class A Common Stock including, without limitation, approving as soon as possible the conversion in accordance with the Restated Articles, and (y) until such time as such conversion has been effected under the Restated Articles and any Applicable Law, Rysavy agrees to renounce his right, except for purposes of satisfying any applicable quorum and voting requirements under the Restated Articles and the Bylaws of Gaiam, to vote 90% of the Class B Common Stock such that the total voting power in respect to all shares of Class B Common Stock held by him is the same as it would be if all such shares of Class B Common Stock were converted into shares of Class A Common Stock.

ARTICLE III

BOARD OF DIRECTORS OF WISDOM

3.1          Rights to Select Wisdom Board Members.

Upon the Closing, Revolution Living will cause Wisdom to increase the number of directors comprising the Wisdom Board from seven (7) to nine (9).  Revolution Living will cause two individuals designated by Gaiam to be appointed to the Wisdom Board (the “Gaiam Appointees”).  From and after the Closing, the rights of Gaiam will be set forth in the Wisdom LLC Agreement (as defined in the Transaction Agreement).

ARTICLE IV

TRANSFERS OF COMMON STOCK OF GAIAM

4.1          Standstill With Respect to Gaiam.

For a period from the date hereof until the earliest of (i) the eighteen month anniversary of the Closing, if Revolution Living has not exercised the Option, and (ii) the expiration of, or irrevocable written waiver by Revolution Living delivered no earlier than fourth anniversary of the Closing, of all of Revolution Living’s rights under Section 5.4 (such period, the “Standstill Period”), none of Case, Revolution Living or any of their respective Subsidiaries, on the one hand, and Rysavy or any of his Subsidiaries, on the other hand (each such Person, a “Restricted Holder”), will, unless specifically requested or permitted in writing in advance by Rysavy (if Case, Revolution Living and/or one or more of their respective Subsidiaries is the Restricted Holder) or Revolution Living (if Rysavy and/or one or more of his Subsidiaries is the Restricted Holder) and except as set forth in this Agreement, the Transaction Agreement or the Redemption Agreement, in any manner, directly or indirectly, effect or seek, offer, propose (whether publicly or otherwise) or take any other action to effect, or cause or participate in, or in any way assist, advise or encourage any other Person to effect, seek or offer or propose (whether public or otherwise) to effect or participate in any acquisition or agreement to acquire, directly or indirectly, any securities or assets of Gaiam or any of its Subsidiaries other than the exercise by Rysavy of his options to acquire up to 200,000 shares of Class A Common Stock and other than any conversion of Class B Common Stock into Class A Common Stock, in each case so long as such Class A Common Stock remains held by Rysavy.

4.2          Restrictions on Transfers of Securities of Gaiam.

(a)           General.  Except with respect to any Transfer effected with the prior written consent of each Party to this Agreement holding Stock (the “Transfer Consent”), during the Standstill Period, no Party hereto (other than Gaiam) shall (i) pledge, hypothecate or otherwise encumber or Transfer (other than to a Permitted Transferee) any shares of Stock (collectively, “Holder Securities”), or (ii) enter into any Swap Transaction (other than with a Permitted Transferee) with respect to any Holder Securities.  Any attempt to pledge, hypothecate or otherwise encumber or Transfer any Holder Securities to anyone other than a Permitted Transferee or enter into any Swap Transaction with respect to any Holder Securities not in compliance with this Agreement shall be null and void and Gaiam shall not, and shall instruct its transfer agent not to, register upon its books any pledge, hypothecation or other encumbrance or Transfer of Holder Securities by a Party hereto (other than Gaiam) to any Person except a Transfer not restricted by, and in accordance with, this Agreement.  The foregoing shall not apply to Rysavy’s Transfers of (x) a maximum of 500,000 shares of Common Stock (adjusted from time to time as a result of any stock split, stock dividend, recapitalization or similar transaction) in the aggregate, to any charitable or nonprofit entity pursuant to a pledge in existence on the date hereof or created hereafter, and (y) his options to acquire 200,000 shares of Common Stock (adjusted from time to time as a result of any stock split, stock dividend, recapitalization or similar transaction) in the aggregate, to Lynn Powers pursuant to an assignment agreement in effect on the date hereof.

(b)           Legend.  Each certificate evidencing shares of Stock and each certificate issued in exchange for or upon the transfer of any Stock shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS CONTAINED IN A SHAREHOLDERS AGREEMENT DATED AS OF AUGUST 4, 2005 AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”) AND CERTAIN OF THE COMPANY’S SHAREHOLDERS AND OTHER PERSONS.  A COPY OF SUCH SHAREHOLDERS AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

Gaiam shall imprint such legend on certificates evidencing Stock outstanding prior to the date hereof.

(c)           Permitted Transfers.  The restrictions set forth in Section 4.2(a) shall not apply to a Transfer to a Permitted Transferee who agrees to be bound by the provisions of this Agreement in accordance with Section 7.7(b).

(d)           Tag-Along Rights.

(i)            If Rysavy proposes to Transfer any of his shares of Stock in a Transfer to any Person (other than to a Permitted Transferee and other than the exercise or conversion of any Stock, so long as the Stock received upon such exercise or conversion remains held by Rysavy) (a “Tag Along Sale”), Rysavy shall provide written notice of such proposed Transfer to Revolution Living (the “Transfer Notice”), which notice shall identify the purchaser, the number and type of Stock proposed to be sold, the consideration offered for the Stock and any other material terms and conditions of the proposed Transfer.  If the offer price consists in part or in whole of consideration other than cash, the Rysavy will provide such information, to the extent reasonably available to the Rysavy, relating to such consideration as the

Revolution Living may reasonably request in order to evaluate such non-cash consideration.

(ii)           Revolution Living shall have the right (the “Tag-Along Right”), exercisable as set forth below, to sell, pursuant to the proposed Transfer, up to and including the number of shares of Stock held by Revolution Living equal to Revolution Living’s Applicable Tag Percentage of shares of Stock proposed to be Transferred in the Tag-Along Sale, on the same terms and conditions as Rysavy and if exercising such right shall, subject to Section 4.2(d)(v), execute and deliver all documents and instruments which are necessary or reasonably desirable to effectuate such sale.  For purposes of this Section 4.2(d), ”Applicable Tag Percentage” means a fraction, the numerator of which is the number of shares of Common Stock held by Rysavy and Revolution Living (assuming the exercise or conversion of all Securities exercisable or convertible into Common Stock), and the denominator of which is the number of shares of Common Stock held by Rysavy and Revolution Living (assuming the exercise or conversion of all Securities exercisable or convertible into Common Stock), unless all or substantially all of the outstanding shares of Stock are being Transferred in the Tag-Along Sale, in which case the denominator will be all shares of Stock being sold.  Each such Tag-Along Right shall be exercisable by delivering written notice to Rysavy within 15 days after receipt of the Transfer Notice.  Rysavy will have 180 days from the expiration of such 15-day period to consummate the proposed Transfer at a price or prices no greater than the price set forth in the Transfer Notice (provided that the Rysavy may not consummate the proposed Tag-Along Sale unless the transferee also purchases from the Revolution Living, assuming the Revolution Living has exercised its Tag-Along Right in accordance with this Section 4.2(d), the shares of Stock Revolution Living is entitled to include in such sale at the price and on the other terms and conditions set forth in the Transfer Notice unless otherwise agreed by Revolution Living) and on terms and conditions no more favorable to Rysavy than those stated in the Transfer Notice.  Any shares of Stock that continue to be held by Rysavy after such 45-day period shall again be subject to the provisions of Section 4.2, including this Section 4.2(d).

(iii)          Rysavy may not grant tag-along rights that conflict with the provisions of this Section 4.2(d) to any equity holder other than Revolution Living without the prior written consent of Revolution Living.

(iv)         Revolution Living’s rights under this Section 4.2(d) shall expire upon the exercise of the Option.

(v)          In any Tag-Along Sale in which Revolution Living participates, Revolution Living will make appropriate and customary representations and warranties as to its title to the Holder Securities being sold by it and its power, authority, and right to enter into the pertinent transaction without contravention of law or contract.  Revolution Living will not be required to make representations and warranties concerning Gaiam, its Subsidiaries or their respective businesses, but shall be required to participate in any escrow or indemnity for matters relating to Gaiam, its Subsidiaries or their respective businesses agreed to by Rysavy in connection with the Tag-Along Sale.

4.3          Rights To Subscribe For Securities.

(a)           In the event that Gaiam proposes to issue any of its equity and/or equity-linked Securities (the “Offered Securities”), other than Excluded Securities, to any Person (a “Proposed New Investor”), Gaiam will deliver to Revolution Living a written notice (the “Company Notice”) (which notice will state the number or amount of the Offered Securities proposed to be issued, the purchase price or exercise price therefor (to the extent known) and any other terms or conditions of the proposed issuance) of such issuance at least 15 days prior to the date of the proposed issuance.  For purposes of this Section 4.3, “Excluded Securities” means Securities offered or issued (i) to officers, directors, employees or consultants of or vendors to Gaiam (other than those offered or issued to Rysavy or his Affiliates, which shall not be Excluded Securities) pursuant to plans or arrangements the terms of which are approved by the Gaiam Board, (ii) to financial institutions or lessors in connection with commercial credit arrangements or equipment financings (so long as they are offered or issued in transactions with primarily financing purposes) the terms of which are approved by the Gaiam Board, (iii) pursuant to the conversion or exercise of convertible or exercisable Securities, (iv) in connection with bona fide acquisitions by Gaiam or its Subsidiaries, whether by merger, consolidation, acquisition of assets, acquisition or exchange of capital stock or otherwise, the terms of which are approved by the Gaiam Board, (v) pursuant to a pro rata stock split or stock dividend, or (vi) pursuant to the Transaction Agreement.

(b)           Revolution Living will have the option, exercisable at any time during the 15-day period (the “Preemptive Offer Period”) after receipt of the Company Notice, by delivering an irrevocable written notice to Gaiam (a “Preemptive Offer Acceptance Notice”), to subscribe for up to its pro rata share of such Offered Securities based upon the number of shares of Stock owned by Revolution Living at such time and Gaiam’s Fully-Diluted Capital Stock at such time.  In the case of derivative Securities acquired by Revolution Living as a result of the offer or issuance of any employee stock options to Rysavy or his Affiliates, Gaiam shall have the option to condition any exercise or conversion of such Securities sold to Revolution Living on Rysavy or his Affiliates exercising or converting such Securities.

(c)           Gaiam may issue to the Proposed New Investor all or any part of such Offered Securities as to which Revolution Living’s Preemptive Offer Acceptance Notice has not been given by Revolution Living (the “Remaining Securities”) within 180 days after expiration of the Preemptive Offer Period, on substantially the same terms set forth in the Company Notice, and at a price no less than 98% of the price referenced in such notice.  Upon the closing, which will include full payment to Gaiam, of the sale to the Proposed New Investor of all the Remaining Securities, Revolution Living will purchase from Gaiam, and Gaiam will sell to Revolution Living, the Offered Securities with respect to which a Preemptive Offer Acceptance Notice was delivered by Revolution Living, on the terms specified in the Preemptive Offer Acceptance Notice.  In each case, any Offered Securities not purchased by the Proposed New Investor (within such 180 day period) in accordance with this Section 4.3 may not be sold or otherwise disposed of until they are again offered to Revolution Living under the procedures specified in this Section 4.3.

(d)           Revolution Living’s rights under this Section 4.3 shall expire upon the eighteen month anniversary of the Closing if Revolution Living did not exercise the Option.

4.4          Revolution Living Option.

(a)           Rysavy hereby grants to Revolution Living an option (the “Option”), exercisable at Revolution Living’s sole discretion, to purchase from Rysavy, at a price equal to $10 per share (as equitably adjusted for any stock splits, stock dividends or similar transactions), a number of shares of Common Stock equal to (i) 50% of the sum of (x) all shares of Common Stock and securities and rights exercisable or convertible into shares of Common Stock, in each case, held by Rysavy and his Affiliates as of the date of the exercise of the Option (provided that, for this purpose, Gaiam and its Subsidiaries will not be considered Affiliates of Rysavy) and (y) the number of shares of Common Stock and securities and rights exercisable or convertible into Common Stock, in each case, held by Revolution Living and its Affiliates as of the date of the exercise of the Option (provided that, for this purpose, Gaiam and its Subsidiaries will not be considered Affiliates of Revolution Living), minus (ii) the number of shares of Class A Common Stock and securities and rights exercisable or convertible into Class A Common Stock, in each case, held by Revolution Living and its Affiliates as of the date of the exercise of the Option (provided that, for this purpose, Gaiam and its Subsidiaries will not be considered Affiliates of Revolution Living) (it being the intent of the Parties that, upon consummation of the exercise of the Option Revolution Living (and its Affiliates) and Rysavy (and his Affiliates) will have an equal amount of Stock).  The Option shall be exercisable first against shares of Class A Common Stock held by Rysavy and his Affiliates and thereafter against shares of Class B Common Stock held by Rysavy and his Affiliates, which shares of Class B Common Stock shall convert automatically into shares of Class A Common Stock upon transfer as provided in the Restated Articles.  The Option shall be exercisable at any time after the first anniversary of the date of this Agreement and until the close of business on the eighteen month anniversary of the Closing and shall expire if not exercised on such eighteen month anniversary.  In order to exercise the Option, Revolution Living shall deliver a written exercise notice to Rysavy and to Gaiam.  Such notice shall specify a closing date for the exercise of the Option and shall be delivered at least fifteen days prior to such closing date.  At the closing of the exercise of the Option, Rysavy shall sell to Revolution Living, and Revolution Living shall purchase from Rysavy, the number of shares of Class A Common Stock set forth above, and Rysavy shall deliver, or cause to be delivered, to Revolution Living any applicable stock certificates, together with such stock powers or other similar documents as are necessary or advisable to fully and unconditionally transfer such shares of Class A Common Stock to Revolution Living, and Revolution Living shall deliver to Rysavy the purchase price for such shares, by wire transfer of immediately available funds.  The shares acquired by Revolution Living pursuant to this Section 4.4 shall be free and clear of any Liens, other than Liens that have been created by Revolution Living and restrictions on transfer arising under any applicable federal or state securities laws.

(b)           Notwithstanding the foregoing, provided Revolution Living has made all applicable filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, at least 30 days prior to the closing date of the exercise of the Option, but Revolution Living is unable to consummate the exercise of the Option prior to such expiration date because any required consents, approvals, and authorizations necessary to consummate the exercise of the

Option have not been obtained, then the expiration of the Option shall automatically be extended to permit Revolution Living to obtain such consents, approvals or authorizations.

(c)           Prior to the earlier of the exercise and the expiration of the Option, neither Gaiam nor its Affiliates shall enter into any agreement with any Person, other than Revolution Living or its Affiliates, relating to any acquisition of or business combination with Gaiam, whether by way of merger, purchase of capital stock, purchase of assets or otherwise, pursuant to which all or substantially all of the assets, or all or substantially all of the capital stock, of Gaiam would be transferred (a “Potential Transaction”) without the prior consent of Revolution Living, which consent may be withheld in its sole and absolute discretion, unless (i) Gaiam delivers written notice of the Potential Transaction at least 45 days prior to consummating the Potential Transaction, which notice includes all of the material terms of such proposed agreement, and (ii) Rysavy permits Revolution Living to exercise the Option prior to Gaiam’s consummation of the Potential Transaction (even if such exercise would otherwise be prior to the date the Option may otherwise be exercised).

(d)           If Gaiam has repurchased shares of Stock from Rysavy’s estate pursuant to the Insurance and Stock Redemption Agreement dated as of August 4, 2005 between Gaiam and Rysavy (the “Redemption Agreement”), then Gaiam and Revolution Living agree that any such shares of Stock shall be subject to the Option set forth in this Section 4.4 and the shares of Stock held by Gaiam shall be acquired first by Revolution Living upon exercise of the Option.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1          Inconsistent Agreements.

No Party shall enter into any agreement containing any provision which would (a) be violated or breached in any material respect by the exercise or performance by any other Party of any of such other Party’s rights or obligations under any Document, (b) impose any material impairment on the ability of any Party to comply with the terms of the Documents, (c) contain any material right of termination, amendment, cancellation or acceleration of any obligation, if such right would be triggered by the exercise or performance by any other Party of any of such other Party’s rights or obligations under any Document, or (d) otherwise conflict in any material respect with the Documents.

5.2          Affirmative Covenants.

Gaiam shall observe and perform the following, except to the extent waived upon the written consent of Revolution Living:

(a)           Transactions with Affiliates.  Gaiam shall conduct all transactions otherwise permitted under the Documents with any of its Affiliates on terms that are fair and reasonable and no less favorable to Gaiam than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

(b)           D&O Insurance; Indemnification.  Gaiam shall maintain director and officer liability insurance, with coverage of at least $10 million, from a nationally recognized insurance company rated “A” or above, which insurance and amount thereof shall be acceptable to Revolution Living, and shall keep such insurance in full force and effect.  Except as prohibited by Applicable Law, Gaiam’s Restated Articles and Bylaws shall at all times provide for indemnification and exculpation of the Revolution Living Directors at least as favorable to the directors as that contained Gaiam’s Restated Articles and Bylaws as of the date of this Agreement.

5.3          Sale of Gaiam.

If a the Gaiam Board approves a Sale of the Company to an independent third party (the “Approved Sale”), Revolution Living and its Permitted Transferees agree that they will consent to and will not raise objections to the Approved Sale and will take all necessary and desirable actions in connection with the consummation of the Approved Sale including but not limited to the waiver of any dissenters or appraisal rights.  The obligations of Revolution Living set forth in this Section 5.3 are subject to the condition that all holders of Common Stock receive the same form and pro-rata share of the consideration from the proceeds of any Approved Sale.

5.4          Buy/Sell.

(a)           Commencing on the fourth anniversary of date of this Agreement (the “Trigger Date”), Revolution Living will have the right, exercisable upon delivery of written notice to the Rysavy (the “Buy/Sell Notice”) on or prior to 30 days after the Trigger Date, to invoke the buy/sell procedures set forth in this Section 5.4.  The Buy/Sell Notice shall constitute an offer by Revolution Living to (x) sell all of Revolution Living’s and its Affiliates’ shares of Common Stock to Rysavy, or (y) purchase from Rysavy all shares of Common Stock owned by Rysavy and his Affiliates, in each case for cash, at a per share price not less than the average of the closing sales prices of the Class A Common Stock during the 90 calendar days prior to the delivery of the Buy/Sell Notice (the “Buy/Sell Price”).  The Buy/Sell Notice shall specify a closing date not fewer than 120 days or more than 150 days from delivery of the Buy/Sell Notice.  This Section 5.4 shall be binding on Rysavy’s estate.  If Gaiam has repurchased shares of Stock from Rysavy’s estate pursuant to the Redemption Agreement, then Gaiam and Revolution Living agree that any such shares of Stock shall be included in the buy/sell set forth in this Section 5.4, and any decision by Rysavy’s estate to sell shares pursuant to this Section 5.4 shall be binding on Gaiam.  If Gaiam has purchased from Rysavy’s estate pursuant to the Redemption Agreement a majority of the shares of Stock that the estate originally received from Rysavy, then Gaiam shall make any decision on whether to buy or sell shares pursuant to this Section 5.4, and any such decision shall be binding on Rysavy’s estate.

(b)           On or before the date that is 30 days after the date of delivery of the Buy/Sell Notice, Rysavy shall deliver to Revolution Living a notice either accepting its offer to purchase all shares of Common Stock owned by Rysavy and his Affiliates, or accepting the offer of Revolution Living to sell to Rysavy all shares of Common Stock held by Revolution Living and its Affiliates, in each case for the Buy/Sell Price.  If Rysavy fails to respond to the Buy/Sell Notice within such 30-day period, such failure to respond shall be deemed Rysavy’s election to accept the offer of Revolution Living to sell all of its and its Affiliates’ shares of Common Stock to Rysavy.

(c)           If a purchase and sale of shares under this Section 5.4 is being consummated, at the closing date (i) the purchaser will pay, to an account designated prior to the closing of such purchase by the seller(s), the applicable purchase price for the shares of Common Stock being purchased by wire transfer of immediately available funds, and (ii) the seller(s) will deliver to the purchaser one or more certificates or book entry transfers evidencing the Common Stock being sold, and all shares sold pursuant to this Section 5.4 shall be delivered to the purchaser free and clear of any Liens (other than Liens arising under federal and state securities laws and Liens created by the purchaser).  For purposes of this Section 5.4, the Buy/Sell Price shall be equitably adjusted to reflect any stock splits, stock dividends and similar transactions occurring after the date of delivery of the Buy/Sell Notice.

(d)           The closing of the purchase and sale of shares under this Section 5.4 shall be conditioned upon (i) no Applicable Law shall have been enacted and no Proceeding shall be pending which prohibits or seeks to prohibit, or materially restricts or delays, the consummation of the transactions contemplated by this Section 5.4 or materially restricts or impairs the ability of the purchaser to own the shares being acquired and (ii) the purchaser and the seller(s) shall have made and/or obtained all notices, consents, approvals, and authorizations necessary to consummate the transactions contemplated by this Section 5.4, including without limitation all applicable filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.  The failure of any such conditions to be satisfied will delay the closing until such conditions are satisfied but will not relieve any Party of its obligations hereunder to consummate the closing.

(e)           Both before and after the closing pursuant to this Section 5.4, each Party agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Section 5.4.

5.5          Representations and Warranties of Rysavy and Case.

(a)           Rysavy hereby represents and warrants to the other Parties as follows:

(i)            Rysavy is a natural person and has full capacity, right, power and authority to execute and deliver this Agreement and to perform his obligations under and to consummate the transactions contemplated by this Agreement.  The execution, delivery and performance by Rysavy of this Agreement have been duly authorized by Rysavy and this Agreement has been duly executed and delivered by Rysavy.  This Agreement constitutes a legal, valid and binding obligation of Rysavy enforceable against Rysavy in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Applicable Laws affecting creditors’ rights and remedies generally, and subject, in the case of enforceability, to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity).

(ii)           The execution, delivery and performance by Rysavy of this Agreement and the consummation of the transactions contemplated hereby and compliance with the provisions hereof and thereof by Rysavy, does not or will not, as the case may be, (a) violate any provision of Applicable Law or any Order applicable to Rysavy or any of his properties or assets, (b) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Lien upon any of the properties or assets of Rysavy under any material agreement to which he is a party or by which Rysavy or his assets or properties are or may be bound or (c) violate any provision of, or constitute a breach or default (with notice or lapse of time or both) under the Restated Articles or Bylaws of Gaiam.

(iii)          No Permit or Order, authorization, consent or approval of or by, or any notification of or filing with, any Person is required in connection with the execution, delivery or performance by Rysavy of this Agreement.

(iv)         Immediately upon consummation of the Closing, Rysavy owns (A) 2,164,000 shares of Class A Common Stock, all of which were validly issued and outstanding, fully paid and non-assessable, (B) 5,400,000 shares of Class B Common Stock, all of which were validly issued and outstanding, fully paid and nonassessable, and (C) options to purchase 200,000 shares of Class A Common Stock, which were issued in accordance with Gaiam’s Equity Incentive Plan, which have been assigned to Lynn Powers subject to certain conditions.  Rysavy has good and marketable title to, and sole record and beneficial ownership of such shares of Class B Common Stock and sole record and beneficial ownership of such shares of Class A Common Stock, other than shares of Class A Common Stock held in one or more brokerage accounts in Rysavy’s name and over which Rysavy exercises exclusive investment authority.  The foregoing shares and options are free and clear of any Liens and, except as otherwise set forth in this Agreement, with no restrictions on the voting rights thereof and not subject to any preemptive rights, rights of first refusal or other similar rights.  Except as set forth in this Section 5.5(a)(iv), Rysavy does not have record or beneficial ownership over any Stock.

(b)           Case hereby represents and warrants to the other Parties as follows:

(i)            Case is a natural person and has full capacity, right, power and authority to execute and deliver this Agreement and to perform his obligations under and to consummate the transactions contemplated by this Agreement.  The execution, delivery and performance by Case of this Agreement have been duly authorized by Case and this Agreement has been duly executed and delivered by Case.  This Agreement constitutes a legal, valid and binding obligation of Case enforceable against Case in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Applicable Laws affecting creditors’ rights and remedies generally, and subject, in the case of enforceability, to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity).

(ii)           The execution, delivery and performance by Case of this Agreement and the consummation of the transactions contemplated hereby and compliance with the provisions hereof and thereof by Case, does not or will not, as the case may be, (a) violate any provision of Applicable Law or any Order applicable to Case or any of his properties or assets, (b) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Lien upon any of the properties or assets of Case under any material agreement to which he is a party or by which Case or his assets or properties are or may be bound or (c) violate any provision of, or constitute a breach or default (with notice or lapse of time or both) under the charter documents or by-laws of Wisdom.

(iii)          No Permit or Order, authorization, consent or approval of or by, or any notification of or filing with, any Person is required in connection with the execution, delivery or performance by Case of this Agreement.

(iv)         Immediately upon consummation of the Closing, Revolution Living is a controlled Affiliate of Case.

5.6          Nondisparagement.

Rysavy agrees that he will not make any disclosure, issue any public statements or otherwise cause to be disclosed any information which is designed, intended or might reasonably be anticipated to be derogatory or damaging to Revolution Living or Case.  Revolution Living and Case agree that neither will make any disclosure, issue any public statements or otherwise cause to be disclosed any information which is designed, intended or might reasonably be anticipated to be derogatory or damaging to Rysavy.

ARTICLE VI

REGISTRATION RIGHTS

6.1          Required Registration.

(a)           If at any time from and after the expiration of the Standstill Period, Gaiam shall be requested by Revolution Living to effect the registration under the Securities Act of Registrable Shares having an aggregate gross offering price (before underwriters discounts and commissions) of at least $10,000,000, Revolution Living shall promptly give written notice to Gaiam of its requirement to so register such Registrable Shares (which notice shall specify the number of Registrable Shares proposed to be included in such registration and the intended method of distribution, but which may not be pursuant to a shelf registration), Gaiam shall, subject to Section 6.1(b) below, promptly use its best efforts to effect such registration on an appropriate form, under the Securities Act of the Registrable Shares which Gaiam has been so requested to register.

(b)           Anything contained in Section 6.1(a) to the contrary notwithstanding, Gaiam shall not be obligated to effect pursuant to Section 6.1(a) any registration under the Securities Act except in accordance with the following provisions:

(i)            Gaiam shall not be obligated to use its best efforts to file and cause to become effective (A) more than two (2) Registration Statements initiated pursuant to Section 6.1(a), (B) any Registration Statement during the period starting with the date 60 days prior to Gaiam’s good faith estimate of the date of filing of, and ending on the date 180 days after the effective date of, any other registration statement (other than on Form S-4 or Form S-8 promulgated under the Securities Act or any successor forms thereto) pursuant to which Primary Shares are to be or were sold; provided, however, that in the case of clause (B) Gaiam is actively employing in good faith all reasonable efforts to cause such Registration Statement to become effective and the Investors were offered the right to have the Registrable Shares included in such registration pursuant to Section 6.2 below, or (C) more than one Registration Statement pursuant to Section 6.1(a) in any consecutive twelve-month period;

(ii)           Gaiam may delay the filing or effectiveness of any Registration Statement for a period of up to 120 days after the date of a request for registration pursuant to Section 6.1(a) if at the time of such request Gaiam is engaged in a Material Transaction; provided, however, that Gaiam may only so delay the filing or effectiveness of a registration statement pursuant to this Section 6.1(b)(ii) on one occasion during any twelve-month period; and

(iii)          with respect to any registration pursuant to Section 6.1(a), Gaiam may include in such registration any Primary Shares or Other Shares; provided, however, that if the managing underwriter advises Gaiam that the inclusion of all Registrable Shares, Primary Shares and Other Shares proposed to be included in such registration would interfere with the successful marketing (including pricing) of all such Securities, then the number of Registrable Shares, Primary Shares and Other Shares proposed to be included in such registration shall be included in the following order:

(A)          first, the Registrable Shares held by Revolution Living requested by Revolution Living to be included in such registration pursuant to Section 6.1(a);

(B)           second, the Primary Shares and the Other Shares, as determined by Gaiam and the holders of Other Shares.

(c)           A requested registration under Section 6.1(a) may be rescinded prior to such registration being declared effective by the Commission by written notice to Gaiam from Revolution Living; provided, however, that such rescinded registration shall not count as a registration initiated pursuant to this Section 6.1 for purposes of subclause (A) of clause (i) of subsection (b) above if (x) Gaiam shall have been reimbursed for all out-of-pocket expenses incurred by Gaiam in connection with such rescinded registration, provided that each registration that may be requested under this Section 6.1 may not be rescinded pursuant to clause (x) more than two times, provided, further that such rescission may not be made more than once in any 12-month period or (y) (1) Revolution Living reasonably believed that the registration statement contained an untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein not misleading, (2) notified Gaiam of such fact and requested that Gaiam correct such alleged misstatement or omission and (3) Gaiam has refused to correct such alleged misstatement or omission.

6.2          Piggyback Registration.

If at any time from and after the expiration of the Standstill Period, Gaiam proposes for any reason to register Primary Shares or Other Shares under the Securities Act (other than on Form S-4 or Form S-8 promulgated under the Securities Act or any successor forms thereto), it shall promptly give written notice to Revolution Living of its intention so to register the Primary Shares or Other Shares and, upon the written request, given within 15 days after delivery of any such notice by Gaiam, of Revolution Living to include in such registration Registrable Shares (which request shall specify the number of Registrable Shares proposed to be included in such registration), Gaiam shall use its best efforts to cause all such Registrable Shares to be included in such registration on the same terms and conditions as the Securities otherwise being sold in such registration; provided, however, that if the managing underwriter advises Gaiam that the inclusion of all Registrable Shares or Other Shares proposed to be included in such registration would interfere with the successful marketing (including pricing) of Primary Shares proposed to be registered by Gaiam, then the number of Primary Shares, Registrable Shares and Other Shares proposed to be included in such registration shall be included in the following order:

(i)            first, the Primary Shares or, if the registration is a registration on behalf of holders of Other Shares holding demand registration rights, the Other Shares requested to be included in such registration;

(ii)           second, the Registrable Shares held by Revolution Living and requested by Revolution Living to be included in such registration pursuant to the terms of this Section 6.2 and the Other Shares (if such holders are not exercising demand registration rights), on a pari passu basis based on the number of shares sought to be registered; and

(iii)          third, the Primary Shares (if the registration is a registration on behalf of holders of Other Shares holding demand registration rights).

6.3          Registrations on Form S-3.

(a)           If the number of Registrable Shares proposed to be included in the second registration by Revolution Living as provided in Section 6.1 is reduced as a result of advice from the managing underwriter that the inclusion of all Registrable Shares proposed to be included in such registration would have interfered with the successful marketing (including pricing) of all such Registrable Shares, then for so long as Gaiam is qualified for the use of Form S-3 promulgated under the Securities Act or any successor form thereto, at any time from and after the expiration of the Standstill Period, Revolution Living shall have the right to request in writing one registration on Form S-3, or such successor form, of Registrable Shares, which request or requests shall (i) specify the number of Registrable Shares intended to be sold or disposed of, (ii) state the intended method of disposition of such Registrable Shares and (iii) relate to Registrable Shares having an aggregate gross offering price (before underwriting discounts and commissions) of at least $1,000,000, and upon receipt of such request, Gaiam shall use its best efforts promptly to effect the registration under the Securities Act of the Registrable Shares so requested to be registered.  Whenever Gaiam is required by this Section 6.3(a) to use its best efforts to effect the registration of Registrable Shares, each of the procedures and requirements of Section 6.1 (including but not limited to the requirement that Gaiam notify all holders of Registrable Shares from whom notice has not been received and provide them with the opportunity to participate in the offering) shall apply to such registration.

(b)           Anything contained in Section 6.3(a) to the contrary notwithstanding, Gaiam shall not be obligated to effect pursuant to Section 6.3(a) any registration under the Securities Act except in accordance with the following provisions:

(i)            Gaiam shall not be obligated to effect such registration if it is requested within six (6) months after a registered offering of Gaiam in which Revolution Living was given the opportunity to participate; and

(ii)           Gaiam may delay the filing or effectiveness of any Registration Statement on Form S-3 for a period of up to 90 days after the date of a request for registration pursuant to this Section 6.3 if at the time of such request Gaiam is engaged in a Material Transaction; provided, however, that Gaiam may only so delay the filing or effectiveness of a registration statement pursuant to this Section 6.3(b)(ii) on one occasion during any twelve-month period.

6.4          Preparation and Filing.

(a)           If and whenever Gaiam is under an obligation pursuant to the provisions of this Article VI to use its best efforts to effect the registration of any Registrable Shares, Gaiam shall, as expeditiously as practicable:

(i)            With respect to registrations pursuant to Sections 6.1 and 6.2, use its best efforts to cause a Registration Statement that registers such Registrable Shares to become and remain effective for a period of 90 days (excluding any period during which such effectiveness is suspended) or until all of such Registrable Shares have been disposed of (if earlier);

(ii)           furnish, at least five Business Days before filing a Registration Statement that registers such Registrable Shares, a Prospectus relating thereto and any amendments or supplements relating to such Registration Statement or Prospectus, to one counsel selected by, in the case of a Registration initiated pursuant to Section 6.1(a) Revolution Living (“Revolution Living’s Counsel”), copies of all such documents proposed to be filed (it being understood that such five Business Day period need not apply to successive drafts of the same document proposed to be filed so long as such successive drafts are supplied to Revolution Living’s Counsel in advance of the proposed filing by a period of time that is customary and reasonable under the circumstances);

(iii)          prepare and file with the Commission such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for at least the period set forth in Section 6.4(a)(i) or until all of such Registrable Shares have been disposed of (if earlier) and to comply with the provisions of the Securities Act with respect to the sale or other disposition of such Registrable Shares;

(iv)         notify Revolution Living’s Counsel promptly in writing (A) of any comments by the Commission with respect to such Registration Statement or Prospectus, or any request by the Commission for the amending or supplementing thereof or for additional information with respect thereto, (B) of the issuance by the Commission of any stop order suspending the effectiveness of such Registration Statement or Prospectus or any amendment or supplement thereto or the initiation of any proceedings for that purpose (and Gaiam shall use its best efforts to prevent the issuance thereof or, if issued, to obtain its withdrawal) and (C) of the receipt by Gaiam of any notification with respect to the suspension of the qualification of such Registrable Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purposes;

(v)          use its best efforts to register or qualify such Registrable Shares under such other securities or blue sky laws of such jurisdictions as any seller of Registrable Shares reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller of Registrable Shares to consummate the disposition in such jurisdictions of the Registrable Shares owned by such seller; provided, however, that Gaiam will not be required to qualify generally to do business, subject itself to general taxation or consent to general service of process in any jurisdiction where it would not otherwise be required so to do but for this clause (v);

(vi)         furnish to each seller of such Registrable Shares such number of copies of a summary Prospectus or other Prospectus, including a preliminary Prospectus, in conformity with the requirements of the Securities Act, and such other documents as such seller of Registrable Shares may reasonably request in order to facilitate the public sale or other disposition of such Registrable Shares;

(vii)        use its best efforts to cause such Registrable Shares to be registered with or approved by such other Governmental Authorities as may be necessary by virtue of the business and operations of Gaiam to enable the seller or sellers thereof to consummate the disposition of such Registrable Shares;

(viii)       notify on a timely basis each seller of such Registrable Shares at any time when a Prospectus relating to such Registrable Shares is required to be delivered under the Securities Act within the appropriate period mentioned in clause (i) of this Section 6.4(a) of the happening of any event as a result of which the

Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing and, at the request of such seller, prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such Prospectus as may be necessary so that, as thereafter delivered to the offerees of such shares, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(ix)          make available for inspection by any seller of such Registrable Shares, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by any such seller or underwriter (collectively, the “Inspectors”), all pertinent financial, business and other records, pertinent corporate documents and properties of Gaiam (collectively, the “Records”), as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause Gaiam’s officers, directors and employees to supply all information (together with the Records, the “Information”) reasonably requested by any such Inspector in connection with such Registration Statement (and any of the Information which Gaiam determines in good faith to be confidential, and of which determination the Inspectors are so notified, shall not be used by such seller or such Inspector for any purpose other than exercise of such due diligence responsibility and shall not be disclosed by the Inspectors unless (A) the disclosure of such Information is necessary to avoid or correct a material misstatement or omission in the Registration Statement, (B) the release of such Information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, (C) such Information has been made generally available to the public or (D) the seller of Registrable Shares agrees that it will, upon learning that disclosure of such Information is sought in a court of competent jurisdiction, give notice to Gaiam and allow Gaiam, at Gaiam’s expense, to undertake appropriate action to prevent disclosure of the Information deemed confidential);

(x)           use its best efforts to obtain from its independent certified public accountants a “cold comfort” letter in customary form and covering such matters of the type customarily covered by cold comfort letters;

(xi)          use its best efforts to obtain, from its counsel, an opinion or opinions in customary form (which shall also be addressed to Revolution Living if selling Registrable Shares in such registration);

(xii)         provide a transfer agent and registrar (which may be the same entity and which may be Gaiam) for such Registrable Shares;

(xiii)        issue to any underwriter to which any seller of Registrable Shares may sell Securities in such offering certificates evidencing such Registrable Shares;

(xiv)        list such Registrable Shares on any national securities exchange on which any shares of the Common Stock are listed or, if the Common Stock is not listed on a national securities exchange, use its best efforts to qualify such Registrable Shares for inclusion on the automated quotation system of the National Association of Securities Dealers, Inc. (the “NASD”), National Market System (“NMS”), or such other national securities exchange as Revolution Living shall request if the Common Stock is not then eligible for trading on the NMS;

(xv)         otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its securityholders, as soon as reasonably practicable, earnings statements which need not be audited covering a period of 12 months beginning within three months after the effective date of the Registration Statement, which earnings statements shall satisfy the provisions of Section 11(a) of the Securities Act; and

(xvi)        use its best efforts to take all other steps necessary to effect the registration of such Registrable Shares contemplated hereby.

(b)           Each holder of Registrable Shares that sells Registrable Shares pursuant to a registration under this Agreement agrees that during such time as such seller may be engaged in a distribution of the Registrable Shares, such seller shall comply with Regulation M promulgated under the Exchange Act and pursuant thereto it shall, among other things: (i) not engage in any stabilization activity in connection with the Securities of Gaiam in contravention of such rules; (ii) distribute the Registrable Shares under the Registration Statement solely in the manner described in the Registration Statement; and (iii) cease distribution of such Registrable Shares pursuant to such Registration Statement upon receipt of written notice from Gaiam that the prospectus covering the Registrable Shares contains any untrue statement of a material fact or omits a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

6.5          Expenses.

All expenses incurred by Gaiam in complying with Section 6.4, including, without limitation, all registration and filing fees (including all expenses incident to filing with the NASD), fees and expenses of complying with securities and blue sky laws, printing expenses, fees and expenses of Gaiam’s counsel and accountants and reasonable fees and expenses of Revolution Living’s Counsel, shall be paid by Gaiam; provided, however, that all underwriting discounts and selling commissions applicable to the Registrable Shares and all fees and expenses of counsel for the seller or sellers (other than reasonable fees and expenses of Revolution Living’s Counsel), shall not be borne by Gaiam but shall be borne by the seller or sellers thereof, in proportion to the number of Registrable Shares sold by such seller or sellers.

6.6          Indemnification.

(a)           To the maximum extent permitted by law, in connection with any registration of any Registrable Shares under the Securities Act pursuant to this Article VI, Gaiam shall indemnify and hold harmless the seller of such Registrable Shares, each underwriter, broker or any other Person acting on behalf of such seller, each other Person, if any, who controls any of the foregoing Persons within the meaning of the Securities Act and each Representative of any of the foregoing Persons, against any losses, claims, damages or liabilities, joint or several, to which any of the foregoing Persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement under which such Registrable Shares were registered, any preliminary Prospectus or final Prospectus contained therein, any amendment or supplement thereto or any document incident to registration or qualification of any Registrable Shares, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or, with respect to any Prospectus, necessary to make the statements therein in light of the circumstances under which they were made not misleading, or any violation by Gaiam of the Securities Act or state securities or blue sky laws applicable to Gaiam and relating to action or inaction required of Gaiam in connection with such registration or qualification under such state securities or blue sky laws, and Gaiam shall promptly reimburse such seller, such underwriter, such broker, such controlling Person or such Representatives for any legal or other expenses incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Gaiam shall not be liable to any such Person to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in said Registration Statement, preliminary Prospectus, amendment, supplement or document incident to registration or qualification of any Registrable Shares in reliance upon and in conformity with written information furnished to Gaiam through an instrument duly executed by such Person, or a Person duly acting on their behalf, specifically for use in the preparation thereof; provided further, however, that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any untrue statement, allegedly untrue statement, omission or alleged omission made in any preliminary Prospectus but eliminated or remedied in the final Prospectus (filed pursuant to Rule 424 of the Securities Act), such indemnity agreement shall not inure to the benefit of any indemnified party from whom the Person asserting any loss, claim, damage, liability or expense purchased the Registrable Shares which are the subject thereof, if a copy of such final Prospectus had been timely made available to such Indemnified Person and such final Prospectus was not delivered to such Person with or prior to the written confirmation of the sale of such Registrable Shares to such Person.

(b)           To the maximum extent permitted by law, in connection with any registration of Registrable Shares under the Securities Act pursuant to this Article VI, each seller of Registrable Shares shall indemnify and hold harmless (in the same manner and to the same extent as set forth in the paragraph (a) of this Section 6.6) Gaiam, each underwriter or broker involved in such offering, each other seller of Registrable Shares under such Registration Statement, each Person who controls any of the foregoing Persons within the meaning of the Securities Act and any Representative of the foregoing Persons with respect to any statement or omission from such Registration Statement, any preliminary Prospectus or final Prospectus contained therein, any amendment or supplement thereto or any document incident to registration or qualification of any Registrable Shares, if such statement or omission was made in reliance upon and in conformity with written information furnished to Gaiam or such underwriter through an instrument duly executed by such seller or a Person duly acting on their behalf specifically for use in connection with the preparation of such Registration Statement, preliminary Prospectus, final Prospectus, amendment or supplement; provided, however, that the obligation to indemnify will be several, not joint and several, among the sellers of Registrable Shares, and the maximum amount of liability in respect of such indemnification shall be in proportion to and limited, in the case of each seller of Registrable Shares, to an amount equal to the proceeds actually received by such seller from the sale of Registrable Shares effected pursuant to such registration.

(c)           Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in the preceding paragraphs of this Section 6.6, such indemnified party will, if a claim in respect thereof is made against an indemnifying party, give written notice to the latter of the commencement of such action (provided, however, that an indemnified party’s failure to give such notice in a timely manner shall only relieve the indemnification obligations of an indemnifying party to the extent such indemnifying party is prejudiced by such failure).  In case any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, however, that if any indemnified party shall have reasonably concluded that there may be one or more legal or equitable defenses available to such indemnified party which are in addition to or conflict with those available to the indemnifying party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity agreement provided in this Section 6.6, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party and such indemnifying party shall reimburse such indemnified party and any Person controlling such indemnified party for that portion of the reasonable fees and expenses of any counsel (plus appropriate special and local counsel) retained by the indemnified party which are reasonably related to the matters covered by the indemnity agreement provided in this Section 6.6.  Notwithstanding the foregoing, the indemnity agreement set forth in Section 6.6(a) shall not apply to amounts paid in settlement if such settlement is effected without the written consent of Gaiam (which consent shall not be unreasonably withheld).

(d)           If the indemnification provided for in this Section 6.6 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage or liability referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions which resulted in such loss, claim, damage or liability as well as any other relevant equitable considerations; provided, however, that the maximum amount of liability in respect of such contribution shall be limited, in the case of each seller of Registrable Shares, to an amount equal to the proceeds actually received by such seller from the sale of Registrable Shares effected pursuant to such registration.  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e)           The indemnification and contribution provided for under this Article VI will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party and will survive the transfer of Securities.

(f)            The indemnification required by this Section 6.6 will be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred, subject to prompt refund in the event any such payments are determined not to have been due and owing hereunder.

6.7          Underwriting Agreement.

(a)           Notwithstanding the provisions of Sections 6.4 and 6.6, to the extent that the sellers of Registrable Shares in a proposed registration shall enter into an underwriting or similar agreement, which agreement contains provisions covering one or more issues addressed in such sections of this Article VI, the provisions contained in such sections of this Article VI addressing such issue or issues shall be of no force or effect with respect to such registration, but this provision shall not apply to Gaiam if Gaiam is not a party to the underwriting or similar agreement.

(b)           If any registration pursuant to Section 6.1 or Section 6.3 is requested to be an underwritten offering, Gaiam shall negotiate in good faith to enter into a reasonable and customary underwriting agreement with the underwriters thereof.  Gaiam shall be entitled to receive indemnities from lead institutions, underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, to the same extent as provided above with respect to information so furnished in writing by such Persons specifically for inclusion in any Prospectus or Registration Statement and to the extent customary given their role in such distribution.

(c)           No holder of Registrable Shares may participate in any registration hereunder that is underwritten unless such holder agrees (i) to sell such holder’s Registrable Shares proposed to be included therein on the basis provided in any underwriting arrangements acceptable to Gaiam and Revolution Living and (ii) as expeditiously as possible, notify Gaiam of the occurrence of any event concerning such holder as a result of which the Prospectus relating to such registration contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.8          Suspension.

Anything contained in this Article VI to the contrary notwithstanding, Gaiam may (not more than once with respect to each registration), by notice in writing to each holder of Registrable Shares to which a Prospectus relates, require such holder to suspend, for up to 90 days (the “Suspension Period”), the use of any Prospectus included in a Registration Statement filed under Section 6.1 , 6.2 or 6.3 if a Material Transaction exists that would require an amendment to such Registration Statement or supplement to such Prospectus (including any such amendment or supplement made through incorporation by reference to a report filed under Section 13 of the Exchange Act).  The period during which such Prospectus must remain effective shall be extended by a period equal to the Suspension Period.  Gaiam may (but shall not be obligated to) withdraw the effectiveness of any Registration Statement subject to this provision.

6.9          Information by Holder.

Each holder of Registrable Shares to be included in any registration shall furnish to Gaiam and the managing underwriter such written information regarding such holder and the distribution proposed by such holder as Gaiam or the managing underwriter may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Article VI.

6.10        Exchange Act Compliance.

So long as the Class A Common Stock is registered pursuant to the Exchange Act, Gaiam shall comply with all of the reporting requirements of the Exchange Act (whether or not it shall be required to do so) and shall comply with all other public information reporting requirements of the Commission, which are conditions to the availability of Rule 144 for the sale of the Common Stock, and Gaiam shall cooperate with each holder of Registrable Shares in supplying such information as may be reasonably necessary for such holder to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of Rule 144.

6.11        No Conflict of Rights.

Gaiam represents and warrants to Revolution Living that the registration rights granted to Revolution Living hereby do not conflict with any other registration rights granted by Gaiam.  Gaiam shall not, after the date hereof, grant any registration rights which conflict with or impair, or have any priority over, the registration rights granted hereby, without the prior consent of Revolution Living (provided that this Section 6.11 shall not prohibit the grant of pari-passu rights).  In any underwritten public offering, the managing underwriter shall be a nationally recognized investment banking firm selected by Gaiam.

6.12        Transfer of Registration Rights.

The registration rights provided in this Article VII may be Transferred by Revolution Living to any Permitted Transferee of Revolution Living that acquires at least twenty-five percent (25%) of (x) all of the shares of Common Stock held by Revolution Living at the time of the Transfer and (y) any rights to acquire shares under the Transaction Agreement (so long as such Transfer does not violate any provision of this Agreement), in each case so long as Gaiam is, within a reasonable time after such transfer, furnished with written notice of the name and address of such Transferee and the securities with respect to which such registration rights are being assigned.

6.13        Termination.

This Article VI shall terminate and be of no further force or effect, as to Revolution Living, upon such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of Revolution Living’s Registrable Shares in a single transaction without regard to volume limitations; provided, however, that Sections 6.5 and 6.6 shall survive the termination of this Article VI to the extent they continue to apply to a prior registration of Registrable Securities.

ARTICLE VII

MISCELLANEOUS

7.1          Amendment.

This Agreement may not be modified or amended, or any of the provisions hereof waived, except by written agreement of each of the Parties.

7.2          Waivers; Extensions.

No course of dealing between or among any Parties or any delay in exercising any rights hereunder will operate as a waiver of any rights of any Party.  The failure of any Party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

7.3          Termination.

The provisions of this Agreement, except as otherwise expressly provided in this Agreement (such as Section 6.13 hereof), shall terminate upon the first to occur of (a) the consummation of any liquidation or dissolution of Gaiam approved by each Party (other than Gaiam), (b) the approval in writing of such termination by each Party (including Gaiam), (c) Revolution Living and its Permitted Transferees beneficially owning, at any time from and after the Closing, in the aggregate fewer than five percent (5%) of the Fully-Diluted Common Stock, (d) Rysavy and his Permitted Transferees beneficially owning in the aggregate fewer than five percent (5%) of the Fully-Diluted Common Stock, (e) the eighteen month anniversary of the Closing, if Revolution Living has not exercised the Option, and (f) the termination of the Transaction Agreement pursuant to Section 9.1 thereof.  Notwithstanding the foregoing, a termination of this Agreement under clause (e) above shall not terminate the provisions of Article VI.

7.4          Severability.

It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

7.5          Entire Agreement.

This Agreement and the other agreements referred to herein and to be executed and delivered in connection herewith embody the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede and preempt any and all prior and contemporaneous understandings, agreements, arrangements or representations by or among the Parties, written or oral, which may relate to the subject matter hereof or thereof in any way.  Other than this Agreement, the other Documents and the other agreements referred to herein and therein to be executed and delivered in connection herewith and therewith, there are no other agreements continuing in effect relating to the subject matter hereof.

7.6          Independence of Agreements, Covenants, Representations and Warranties.

All agreements and covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain agreement or covenant, the fact that such action or condition is permitted by another agreement or covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant.  In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder.  The exhibits and schedules attached hereto are hereby made part of this Agreement in all respects.

7.7          Successors and Assigns.

(a)           Except as otherwise provided herein, including Section 7.7(c) below, this Agreement will bind and inure to the benefit of and be enforceable by Gaiam and its successors and assigns and Rysavy and Revolution Living and any subsequent holders of Registrable Shares and the respective successors and assigns of each of them, so long as they hold Registrable Shares.  None of the provisions hereof shall create, or be construed or deemed to create, any right to employment in favor of any Person by Gaiam or any of its Subsidiaries.  This Agreement is not intended to create any third party beneficiaries.

(b)           Without limiting the generality of Section 7.7(a), any Permitted Transferee, other than a Permitted Transferee under clause (iii) of the definition of “Permitted Transferee,” shall (i) execute and deliver to Gaiam an agreement to be bound by this Agreement reasonably satisfactory in form and substance to Gaiam, Revolution Living and Rysavy and

(ii) have all of the rights and be bound by all of the obligations hereunder of the Transferring Party for all purposes hereunder.

(c)           Notwithstanding anything to the contrary contained herein, a Transferee in a Public Sale shall not have any rights or obligations under this Agreement with respect to the Holder Securities Transferred to it.

(d)           In the event additional Holder Securities are issued by Gaiam to a Party at any time during the term of this Agreement, either directly or upon the exercise or exchange of any Securities convertible of exercisable into Common Stock, such additional Holder Securities shall, as a condition to such issuance, become subject to the terms and provisions of this Agreement.

7.8          Counterparts; Facsimile Signatures.

This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  Facsimile counterpart signatures to this Agreement shall be acceptable and binding.

7.9          Remedies.

(a)           Each Party shall have all rights and remedies reserved for such Person pursuant to this Agreement and all of the rights that such holder has under any law or equity.  Any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law or equity.

(b)           The Parties agree that if any Party seeks to resolve any dispute arising under this Agreement pursuant to a legal proceeding.

(c)           It is acknowledged that it will be impossible to measure in money the damages that would be suffered by any Party if any other Party fails to comply with any of the obligations imposed on it upon them in this Agreement or in the Restated Articles or Bylaws and that in the event of any such failure, the aggrieved Party will be irreparably damaged and will not have an adequate remedy at law.  Any such aggrieved Party shall, therefore, be entitled to equitable relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the Parties shall raise the defense that there is an adequate remedy at law.

7.10        Notices.

All notices or other communications which are required or otherwise delivered hereunder shall be deemed to be sufficient and duly given if contained in a written instrument (a) personally delivered or sent by telecopier, (b) sent by nationally-recognized overnight courier guaranteeing next Business Day delivery or (c) sent by first class registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to Gaiam, to:

Gaiam, Inc.

360 Interlocken Blvd.
Broomfield, Colorado 80021

Telephone:            303-222-3645

Telecopy:              303-222-3609

Attention:              Jirka Rysavy

With a copy to:

Bartlit Beck Herman Palenchar & Scott LLP

1899 Wynkoop, Suite 800

Denver, Colorado 80202

Telephone:            303-592-3100

Telecopy:              303-592-3140

Attention:              Thomas R. Stephens

if to Rysavy, to:

Jirka Rysavy

c/o Gaiam, Inc.

360 Interlocken Blvd.
Broomfield, Colorado 80021

Telephone:            303-222-3645

Telecopy:              303-222-3609

With a copy to:

Bartlit Beck Herman Palenchar & Scott LLP

1899 Wynkoop, Suite 800

Denver, Colorado 80202

Telephone:            303-592-3100

Telecopy:              303-592-3140

Attention:              Thomas R. Stephens

if to the Purchaser, to:

Revolution Living LLC

1717 Rhode Island Avenue, N.W.

Washington, D.C. 20036

Telephone:            (202) 776-1405

Telecopier:            (202) 776-1499

Attention:              Ronald A. Klain

With a copy to:

O’Melveny & Myers LLP
1625 Eye Street, N.W.
Washington, D.C. 20006

Telephone:            (202) 383-5110
Telecopier:            (202) 383-5414
Attention:              David G. Pommerening

or to such other address as the Party to whom notice is to be given may have furnished to each other Party in writing in accordance herewith.  Any such notice or communication shall be deemed to have been received (i) when delivered, if personally delivered, (ii) when sent, if sent by telecopy on a Business Day (or, if not sent on a Business Day, on the next Business Day after the date sent by telecopy), (iii) on the first Business Day after dispatch, if sent by nationally recognized, overnight courier guaranteeing next Business Day delivery and (iv) on the fifth Business Day following the date on which the piece of mail containing such communication is posted, if sent by mail.

7.11        Governing Law; Waiver of Jury Trial.

(a)           All questions concerning the construction, interpretation and validity of this Agreement shall be governed by and construed and enforced in accordance with the domestic laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether in the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  In furtherance of the foregoing, the internal law of the State of Delaware will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.  Notwithstanding the foregoing provisions of this Section 7.11, those provisions of this Agreement that relate to the internal governance of Gaiam, and are required by Colorado corporate law to be governed by such, shall be governed by and construed and enforced in accordance with the internal laws of the State of Colorado.

(b)           BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS.  THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS RELATED HERETO.

7.12        Further Assurances.

Each Party shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other Party reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.

7.13        Conflicting Agreements.

No Party shall enter into any shareholders agreements or arrangements of any kind with any Person with respect to any Securities on terms inconsistent with the provisions of this Agreement (whether or not such agreements or arrangements are with Persons that are not Parties to this Agreement), including agreements or arrangements with respect to the acquisition or disposition of Securities in a manner which is inconsistent with this Agreement.

7.14        No Third Party Reliance.

Anything contained herein to the contrary notwithstanding, the representations and warranties of Gaiam contained in this Agreement (a) are being given by Gaiam as an inducement to the other Parties to enter into this Agreement and the other Documents (and Gaiam acknowledges that such other Parties have expressly relied thereon) and (b) are solely for the benefit of such Parties.  Accordingly, no third party (including, without limitation, any other holder of capital stock of Gaiam) or anyone acting on behalf of any thereof other than the Parties (other than Gaiam), shall be a third party or other beneficiary of such representations and warranties and no such third party shall have any rights of contribution against the Parties with respect to such representations or warranties or any matter subject to or resulting in indemnification under this Agreement or otherwise.

*   *   *   *   *

IN WITNESS WHEREOF, the undersigned have duly executed this Shareholders Agreement as of the date first written above.

GAIAM:

GAIAM, INC.

By:
Name:
Title:

RYSAVY:

JIRKA RYSAVY

REVOLUTION LIVING:

REVOLUTION LIVING LLC

By:
Name:
Title:

CASE:

STEPHEN M. CASE

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